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                                                                      EXHIBIT 99








600 Powers Building, 16 West Main Street, Rochester, New York 14614-1601 585-454-1250

FOR IMMEDIATE RELEASE                             CONTACT:  Mark W. Leunig
                                                  Director of Investor Relations
                                                  (585) 454-1250



GENESEE CORPORATION ANNOUNCES FURTHER ADJUSTMENT IN VALUE OF $4 MILLION NOTE RECEIVABLE FROM HIGH FALLS BREWING COMPANY


         ROCHESTER, NEW YORK, December 2, 2002 -- Genesee Corporation (NASDAQ/NMS: GENBB) today announced that is has updated its estimate of the value of the $4 million note receivable from High Falls Brewing Company LLC ("High Falls"), reducing the amount recorded for the note on the Corporation's Statement of Net Assets in Liquidation to $2.8 million. Prior to this adjustment, the note receivable from High Falls was recorded at $3.7 million. The $900,000 reduction reflects management's current estimate of the value of the note based on the fair market value of publicly traded debt instruments of similar quality. After giving effect to this adjustment, the Corporation estimates that net assets in liquidation at October 26, 2002 are $15.2 million, or $9.10 per share, compared to the $16.1 million in net assets in liquidation, or $9.64 per share, that was previously reported.

The Corporation has begun discussions with High Falls regarding the terms of a possible restructuring of the High Falls note after being notified by High Falls that it will not be able to make the $1 million principal payment due on December 15, 2002. High Falls has indicated that it expects to make the $120,000 interest payment that is due on December 15, 2002. The Corporation does not expect to make any further announcements regarding the status of the High Falls note prior to the completion of its discussions with High Falls regarding a possible restructuring.




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FORWARD-LOOKING STATEMENTS

Statements made in this news release about the net assets of the Corporation in liquidation are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by High Falls Brewing Company LLC ("High Falls") under a promissory note held by the Corporation; the risk of default by High Falls on its payment and other obligations under that note; the possible extension of payment or renegotiation of terms under that note; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Corporation's brewing, foods and equipment leasing businesses and other assets; the risk that federal, state or local taxing authorities will audit the tax returns filed by the Corporation to report the sale of its brewing, foods and equipment leasing businesses and other assets resulting in additional taxes being assessed against the Corporation; the risk that income, sales, use and other tax returns filed by the Corporation prior to the divestiture of its brewing, foods and equipment leasing businesses might be audited by federal, state or local taxing authorities resulting in additional taxes being assessed against the Corporation; the risk that the Corporation may not be able to realize its current estimate of the net value of its assets; the risk that the Corporation may have underestimated the settlement expense of its obligations and liabilities, including without limitation, its estimates of self-insured workers compensation liability, accrued compensation, and tax liabilities; and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The estimates of net assets in liquidation are based on generally accepted accounting principles and present facts and circumstances and the value of assets actually realized in liquidation is expected to differ from the amounts estimated and could be greater or lesser than the amounts estimated. Accordingly, it is not possible to predict the aggregate amount that will ultimately be distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the estimate of net assets in liquidation per share set forth in the this news release.